UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 205490

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OFTHE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 15, 2021

MMEX RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-152608	26-1749145
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3616 Far West Blvd., #117-321

Austin, Texas 78731

(Address of principal executive offices)

Registrant’s telephone number, including area code: (855) 880-0400

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Securities registered pursuant to Section 12(b) of the Act: N/A

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Deﬁnitive Agreement.

On July 15, 2021, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor named therein (the “Purchaser”), pursuant to which we agreed to issue and sell, in a registered direct offering (the “Offering”) 170,000 shares of our common stock and warrants exercisable for an aggregate of 2,575,000 shares of our common stock at a combined offering price of $0.80 per share. The warrants have an exercise price of $0.80 per share. Each warrant will be immediately exercisable and will expire on the fifth anniversary from the issuance date.

We also offered and sold to the Purchaser pre-funded warrants to purchase an aggregate of 3,580,000 shares of common stock, in lieu of shares of common stock. Each pre-funded warrant is exercisable for one share of our common stock. The purchase price of each pre-funded warrant is equal to $.80 per share price at which common stock is sold in the offering, minus $0.0001, and the exercise price of each pre-funded warrant is $0.0001 per share. Subject to the ownership limits described in the following paragraph, the pre-funded warrants are immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full.

A holder (together with its affiliates) may not exercise any portion of the warrants or pre-funded warrants to the extent that the holder would own more than 4.99% (or, at the holder’s option upon issuance, 9.99%) of our outstanding common stock immediately after exercise. However, upon at least 61 days’ prior notice from the holder to the Company, a holder with a 4.99% ownership blocker may increase the amount of ownership of outstanding Common Stock after exercising the holder’s Warrant or Pre-Funded Warrant up to 9.99% of the number of the Company’s Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrant or Pre-Funded Warrant.

The Purchase Agreement contains customary representations and warranties and agreements of the Company and the Purchasers and customary indemnification rights and obligations of the parties. The closing of the Offering is expected to occur on or about July 20, 2021 subject to satisfaction of customary closing conditions. The Company expects to receive gross proceeds of approximately $3,000,000 in connection with the Offering, before deducting placement agent fees and related offering expenses.

Pursuant to a letter agreement, dated April 23, 2021 (the “Engagement Letter”), the Company engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) as placement agent in connection with the Offering. The Placement Agent agreed to use its reasonable best efforts to arrange for the sale of the equity securities described in the Purchase Agreement. We agreed to pay to the Placement Agent a cash fee of 9.0% of the aggregate gross proceeds raised in the Offering, plus a management fee equal to 1.0% of the gross proceeds raised in the Offering and $35,000 for non-accountable expenses. Pursuant to the Engagement Letter, we also agreed to issue to designees of the Placement Agent warrants to purchase up to 9.0% of the aggregate number of shares of Common Stock sold in the transactions, or warrants to purchase up to 337,500 shares of Common Stock (the “Placement Agent Warrants”). The Placement Agent Warrants have substantially the same terms as the Warrants, except that the Placement Agent Warrants have an exercise price equal to 125% of the offering price per share (or $1.00 per share) and a term of five years from the commencement of the sales in connection with the offering. The Placement Agent Warrants and the shares issuable upon exercise of the Placement Agent Warrants were issued pursuant to the Registration Statement. Pursuant to the terms of the Engagement Letter, the Placement Agent has the right, for a period of 18 months following the closing of the Offering, to act (i) as financial advisor in connection with any merger, consolidation or similar business combination by the Company and (ii) as sole book-running manager, sole underwriter or sole placement agent in connection with certain debt and equity financing transactions by the Company.

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The foregoing summaries of the Purchase Agreement, the Warrants, the Pre-Funded Warrants and the Placement Agent Warrants do not purport to be complete and are subject to, and qualified in their entirety by, the forms of such documents attached as Exhibits 10.1, 4.1, 4.2 and 4.3, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

The equity securities issued pursuant to the Offering were offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-255559), which was filed with the Securities and Exchange Commission (the “Commission”) on April 28, 2021, and was declared effective by the Commission on May 14, 2021. A copy of the opinion of our legal counsel relating to the legality of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A copy of our press release relating to the Offering is attached as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

4.1	Form of Warrant
4.2	Form of Pre-Funded Warrant
4.3	Form of Placement Agent Warrant
5.1	Opinion of Hallett & Perrin
10.1	Form of Securities Purchase Agreement
23.1	Consent of Hallett & Perrin (included in Exhibit 5.1)
99.1	Press Release dated July 16, 2021

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMEX Resources Corporation

Date: July 19, 2021	By:	/s/ Jack W. Hanks
Jack W. Hanks, President and
Chief Executive Officer

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